Exhibit 10.4

Purchase Agreement 2020-2021

This Purchase Agreement (“Agreement”) is effective from November 2020 to June 2021

Between	Neo-Concept Fashion (ZhongShan) Co., Ltd., is situate at Shun Jing Industrial Area, Banfu Town, Zhongshan City, Guangdong Province, 528459,China (Party A)

And	New Brand Cashmere Products Co. Ltd. is situate at Room 1703B Chamtime Corporate Avenue, No. 899 HaiNing Road, Shanghai, PRC (Party B)

Party A and Party B (individually, each a “Party” and collectively, the “Parties”) mutually agreed to the following terms and conditions:

1)	Party A plans to order approximately 180 tons of goods from Party B from Oct 2020 to Sep 2021. Both Parties agree that the order quantity can be adjusted according to market demand with other terms and conditions remain unchanged. The Parties mutually agree the purchase price and quantity as follows:

Item	Price : CNY (with 13% VAT, excluding transportation cost) (based on different wool top)
1/15NM 100% CASHMERE	676-668
2/15NM 100% CASHMERE	592-668
2/26 or 2/27NM 100% CASHMERE	672-994
2/30NM 100% BOIL WOOL	129-164

2)	Quality Standard:

-	color fastness Grade 3

-	pilling resistant grade 3 or above (ICI pilling box for 3 hrs)

Party B should meet the above quality requirement on yarn production. If the yarn provided by Party B fails to meet the requirements, Part B agrees to replace the yarn that meets the quality requirements and deliver to Party A or Party A’s designated factory within a time limit specified by Party A.

3）	Delivery arrangement

Party B agrees to complete the shipment within 30-45 days after Party A informs about the color allocation and confirms the color cards, excluding the time needed for sample / batch processing, inspection and warehousing time.

4)	Payment arrangement

Party A would arrange wire transfer to Party B within 60 days after goods delivery.

5)	In the event of any dispute on matters including but not limited to quality or delivery date, both Parties agree to negotiate and resolve in a fair and impartial manner. Party B cannot deduct or withhold the deposit due to these issue.

6)	If either party violates the terms of this agreement, it shall be dealt in accordance with the provisions of the Economic Law of the People’s Republic of China or be settled by arbitration by the people’s court the place where Party B is located.

7)	This agreement is effective after being signed and sealed by the representatives of both Parties.

8)	For any matter not covered in this agreement, it would be negotiated by both parties to reach a supplementary agreement which has the same effect as this agreement and becomes effective after being signed and sealed.

Party A: Neo-Concept Fashion (ZhongShan) Co., Ltd.	Party B: New Brand Cashmere Products Co. Ltd.

Legal representative: /s/ Merry Yang	Legal representative: /s/ Ko Sek Yan
Company stamp	Signature with stamp
Date: 28 Sep 2020	Date: 28 Sep 2020